EX-99.1


PRESS RELEASE                                          Source: HemoBioTech, Inc.

   HEMOBIOTECH EXPANDS SPONSORED RESEARCH AGREEMENT WITH TEXAS TECH UNIVERSITY
        HEMOBIOTECH IS DEVELOPING HEMOTECH(TM), A NOVEL BLOOD SUBSTITUTE


Dallas, Texas - January 31, 2007 - (OTC: HMBT.OB), HemoBioTech, Inc. announced today the signing of a Stage IV Sponsored Research Agreement (SRA) with Texas Tech University Health Science Center (TTUHSC). The Stage IV agreement is an expansion of the SRA agreement between HemoBioTech, Inc. and Texas Tech University and includes a payment by the Company of $779,647. The agreement will focus on further commercial development of HemoTech(TM) as a viable substitute for human red blood cells, targeting the broad human blood market.


Features of the SRA IV include maintaining the animal facility which houses a controlled herd of Hereford cows needed for the production of HemoTech(TM). Hemoglobin is purified from the cow blood and chemically modified to generate HemoTech(TM). The agreement also focuses on assistance in the implementation of FDA recommendations received at a Pre-IND meeting with the FDA in April 2006. Activities will involve interaction with Regulus Pharmaceutical Services, the regulatory consulting company who is advising HemoBioTech on FDA regulatory issues and is representing HemoBioTech to the FDA. The goal of HemoBioTech is to submit the IND for HemoTech(TM) in 2007 and if accepted, extend the previous foreign clinical studies of HemoTech(TM) in the US. HemoBioTech is also addressing potential clinical trials in foreign markets.


An additional goal of the SRA IV involves manufacture of HemoTech(TM) according to the patented process developed at TTUHSC. The product will be made at the production facility at TTUHSC and will be used for pre-clinical and clinical studies upon acceptance of the IND. The agreement will also involve further research and development with a focus on additional uses of HemoTech(TM) and expanded patent protection.


"We are very pleased to continue our productive relationship with Texas Tech University Health Science Center as we continue the development of HemoTech(TM)", said Dr. Arthur P. Bollon, Ph.D., Chairman and Chief Executive Officer. He also said, "The production facility at Texas Tech and the direction by Dr. Jan Simoni, an inventor of HemoTech(TM), Associate Research Professor at TTUHSC and Acting VP of R&D and Advisor for HemoBioTech, is of major value in this important program."


ABOUT HEMOBIOTECH, INC.

HemoBioTech is engaged in the development of HemoTech(TM), a novel human blood substitute technology exclusively licensed from Texas Tech University Health Sciences Center. HemoTech(TM) is composed of bovine hemoglobin which is chemically modified with ATP, adenosine and GSH. HemoTech(TM) not only can carry oxygen in the blood, but can also induce erythropoiesis (red blood cell production). The Company believes that HemoTech(TM), due to its novel structure, may possess properties that diminish the intrinsic toxicities which have plagued other attempts at developing blood substitutes, based upon pre-clinical and initial human clinical trials undertaken outside the U.S. by prior holders of this technology. HemoTech(TM) is being subjected to further studies and testing to confirm and possibly expand on these results. HemoTech(TM) is being developed to help reduce or eliminate the danger resulting from acute blood loss in trauma, as well as for other conditions. Corporate headquarters are located at 5001 Spring Valley Road, Suite 1040-West, Dallas, Texas 75244. For further information contact Dr. Arthur Bollon at 972-455-8950 or abollon@hemobiotech.com. Company website is www.hemobiotech.com.


Safe Harbor Statement


Except for historical information, the matters discussed in this news release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of HemoBioTech and its management and are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others the successful pre-clinical development, the successful completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborator interest and ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors which are included in HemoBioTech's Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended, and HemoBioTech's other reports filed with the Securities and Exchange Commission.